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                               A G R E E M E N T(1)

     THIS AGREEMENT, made as of the 17th day of May, 2001 by and between Lord Abbett Blend Trust - Lord Abbett Small-Cap Blend Fund, a Delaware business trust, having its principal office and place of business at 90 Hudson Street, Jersey City, N.J. 07302 (hereinafter called the "Trust"), and UNITED MISSOURI BANK OF KANSAS CITY, N. A., a national banking association, having its principal office and place of business at Kansas City, Missouri (hereinafter sometimes called the "Bank" or "Transfer Agent"),

                                   WITNESSETH:

     WHEREAS, the Trust desires to appoint the Bank as Transfer Agent and Dividend Disbursing Agent, and the Bank desires to accept such appointment;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Section 1. CERTAIN REPRESENTATIONS AND WARRANTIES OF THE BANK.

           The Bank represents and warrants to the Trust that:

           1.01 It is a national banking association duly organized and existing and in good standing under the laws of the United States of America.

           1.02 It is duly qualified to carry on its business in the State of Missouri.

           1.03 It is empowered under applicable laws and by its charter and by-laws to enter into and perform the services contemplated in this Agreement.

           1.04 All requisite trust proceedings have been taken to authorize it to enter into and perform this Agreement.

           1.05 It has or has available to it, and will continue to have available and cause to be maintained, the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Section 2. CERTAIN REPRESENTATIONS AND WARRANTIES OF THE TRUST.

           The Trust represents and warrants to the Bank that:

           2.01 It is a business trust duly organized and existing and in good standing under the laws of the State of Delaware.

           2.02 It is an open-end diversified management investment company registered under the Investment Company Act of 1940.

           2.03 A registration statement under the Securities Act of 1933 is currently effective with respect to all shares of the Trust being offered for sale.

           2.04 All requisite steps have been taken to register the Trust's shares for sale in all states in which the Trust's shares are now offered for sale through independent dealers, and the Trust has no notice of any stop order or other proceeding in any such state affecting such registration or the sale of the Trust's shares.


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           2.05  The Trust is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement; and, when authorized by its Board of Trustees, all requisite trust proceedings will have been taken to authorize it to enter into and perform this Agreement.

Section 3. SCOPE OF APPOINTMENT.

           3.01 Subject to the conditions set forth in this Agreement, the Trust hereby employs and appoints the Bank as Transfer Agent and Dividend Disbursing Agent effective December 14, 1999.

           3.02 The Bank hereby accepts such employment and appointment and agrees that on and after December 14, 1999, it will act as the Trust's Transfer Agent and Dividend Disbursing Agent. The Bank agrees that it will also act as agent in connection with the Trust's Periodic Investment Program and Periodic Withdrawal Plan accounts and other accumulation, open-account or similar plans for shareholders and that it will provide services as custodian of Keogh plans and IRA plans for shareholders of mutual funds managed by Lord, Abbett & Co. which are approved and accepted by the Bank.

           3.03 The Bank agrees to provide the necessary facilities, equipment and personnel to perform its duties and obligations hereunder in accordance with the best industry practice.

           3.04 The Trust states that as of December 14, 1999, all of its existing shareholder and account records or such thereof as are deemed necessary for the performance of the duties of the Transfer Agent hereunder are in the possession of Data-Sys-Tance, Inc., 114 West 11th Street, Kansas City, Missouri (hereinafter called "DST"), and that the Transfer Agent is entitled to rely on the correctness and accuracy of all such records in the performance of its duties as required by this Agreement.

           3.05 The Bank agrees that it will perform all of the usual and ordinary services as Transfer Agent and Dividend Disbursing Agent and as agent for the various shareholder accounts, including, without limitation, the following: issuing, transferring and canceling stock certificates, maintaining all shareholder accounts, preparing shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing shareholder reports and prospectuses, withholding taxes on non-resident alien accounts, preparing and mailing checks for disbursement of income dividends and capital gains distributions, preparing and filing U. S. Treasury Department Form 1099 for all shareholders, preparing and mailing confirmation forms to shareholders and dealers with respect to all purchases and liquidations of Trust shares and other transactions in shareholder accounts for which confirmations are required, preparing and mailing dealer commission statements and dealer commission checks, recording reinvestment of dividends and distributions in Trust shares, recording redemptions of Trust shares and preparing and mailing checks for payments upon redemption and for disbursements to withdrawal plan holders. The Bank has reviewed the requirements of the Trust set forth in Exhibit A hereto and represents and warrants that it will be able to, and agrees that it will, fulfill such requirements as and when requested by the Trust.

Section 4. FEES AND EXPENSES.

           4.01 For the services to be rendered by the Bank pursuant to this Agreement, the Trust agrees to pay to the Bank a reasonable compensation as agreed upon in writing between the Trust and the Bank for all services rendered as Transfer Agent and Dividend Disbursing Agent, taking into account among other factors the lowest rates which the Bank and its sub-agent, if any, charge other mutual funds for similar services and economies resulting from increased volume of business and from reduced costs to the Bank and its sub-agent, if any. One-twelfth (1/12th) of the annual maintenance fee agreed upon per shareholder account shall be paid on the fifth (5th) day of each month. Each monthly payment shall be calculated by multiplying 1/12th of the annual maintenance fee times the highest number of open


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                 shareholder accounts existing at any time during the previous month; provided, however, that any service fees or charges other than transcript fees paid to the Transfer Agent or its sub-agent, if any, by the Trust's shareholders or by dealers shall be applied toward such monthly payments by the Trust.

           4.02 The Trust agrees to promptly reimburse the Bank for all reasonable out-of-pocket expenses or advances incurred by it and by its subagent, if any, in connection with the performance of services under this Agreement, for postage (and first class mail insurance in connection with mailing stock certificates), envelopes, check forms, continuous forms, forms for reports and statements, stationery, and other similar items, telephone and telegraph charges incurred in answering inquiries from dealers or shareholders (unless due to errors of the Bank or its sub-agent, if any), and microfilm used each year to record the previous year's transactions in shareholder accounts and computer tapes used for permanent storage of records.

           4.03 The Bank agrees to pay or cause its sub-agent, if any, to pay the entire cost of providing one telephone circuit for voice and data transmission between the offices in Kansas City, Missouri, where the computer equipment on which the shareholder records are maintained is located, and the Trust's offices in New York City.



Section 5. EFFICIENT OPERATION OF SYSTEM.

           5.01 In connection with the performance of its services under this Agreement, the Bank assumes full responsibility for the accurate and efficient functioning of the system used for the establishment and maintenance of shareholder records at all times, including without limitation:

                 (a) The accuracy of all entries in the Bank's records reflecting orders and instructions received from dealers, shareholders, the trust or its principal underwriter;

                 (b) The continuous availability and the accuracy of shareholder lists, shareholder account verifications, confirmations and other shareholder account information to be produced from its records or data;

                 (c) The accurate and timely issuance of dividend and distribution checks in accordance with instructions received from the Trust;

                 (d) The accuracy of redemption transactions and payments in accordance with redemption instructions received from dealers, shareholders or the Trust;

                 (e) The deposit daily in the Trust's appropriate special bank account of all checks and payments received from dealers or shareholders for investment in shares;

                 (f) The requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the legality of transfers, redemptions and other shareholder account transactions, all in conformity with the Transfer Agent's present procedures with such changes as may be required or approved by the Trust; and

                 (g) The maintenance of a current duplicate set of the Trust's essential records at a secure distant location, in form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation.

Section 6. INDEMNIFICATION.


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           6.01  Except to the extent that the Bank or its sub-agent, if any, is covered by and receives payment from any insurance required hereunder, the Bank shall not be responsible for, and the Trust shall hold harmless and indemnify the Bank from and against any loss or liability to the Trust or third parties (and expenses including attorney's fees in connection with any claim or suit asserting any such liability) arising out of or attributable to actions taken by the Bank or its sub-agent, if any, pursuant to this Agreement, provided that the Bank and its sub-agent, if any, have acted in good faith, with due diligence and without negligence. The matters covered by this indemnification include but are not limited to the following:

                 (a) Errors or omissions in records and documents received by DST, the prior Transfer Agent, which, prior to the appointment of DST, had been prepared and/or maintained by the Trust, Morgan Guaranty Trust Company of New York or any other person or firm on behalf of the Trust, and which were relied on by DST;

                 (b) Actions under this Agreement in reliance on, or in the carrying out of, any instructions or requests of the Trust or its officers (it being agreed that the Bank or its sub-agent, if any, may apply to the Trust for instructions whenever it is deemed advisable);

                 (c) Actions under this Agreement taken or omitted by the Bank or its sub-agent, if any, in good faith in reliance on an opinion of outside legal counsel for the Bank or for the Trust; and

                 (d) Actions of the Bank or its sub-agent, if any, under this Agreement in reliance upon any certificate or document reasonably believed by it to be genuine and to have been signed by (or bear the proper facsimile signature of) the proper person or persons.

                 The Trust shall be responsible for, and shall have the right to con duct or control the defense of any litigation asserting liability against which the Bank or its sub-agent, if any, is indemnified hereunder.

           6.02 The Bank shall hold harmless and indemnify the Trust from and against any loss or liability arising out of the Bank's failure to comply with the terms of this Agreement or arising out of the Bank's negligence or misconduct.

Section 7. CERTAIN COVENANTS OF THE BANK AND THE TRUST.

           7.01 All requisite steps will be taken by the Trust from time to time when and as necessary to register the Trust's shares for sale in all states in which the Trust's shares shall at any time be offered for sale through independent dealers. If at any time the Trust shall receive notice of any stop order or other proceeding in any such state affecting such registration or the sale of the Trust's shares, or of any stop order or other proceeding under the Federal securities laws affecting the sale of the Trust's shares, the Trust will give prompt notice thereof to the Bank.

           7.02 The Bank hereby agrees to establish and maintain or to cause to be established and maintained facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, form and devices and to cause its sub-agent, if any, to carry insurance as specified in Exhibit 3 hereto with insurers acceptable to the Trust which insurance shall be in the minimum amounts specified in
                 Exhibit 3 and which shall not be changed without the consent of the Trust, and will be expended in coverage or increased in amounts from time to time if and when reasonably requested by the Trust.

           7.03 To the extent required by Section 31 of the Investment Company Act of 1940 and Rules thereunder, the Bank agrees that all records maintained by the Bank or by its sub-agent, if any, relating to the


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                 services to be performed by the Bank under this Agreement are the property of the Trust and will be preserved and will be surrendered promptly to the Trust on request.

           7.04 The Bank agrees to cause its sub-agent, if any, to give the Trust two months written notice before commencing work on any new business at its location in Kansas City, Missouri. Such notice shall state the name of the company for whom work will be done, the number of its shareholders and shall explain the manner in which the sub-agent intends to add the new accounts without affecting the quality of its services to the Trust on behalf of the Bank.

           7.05 The Bank agrees to furnish and to cause its sub-agent, if any, to furnish the Trust semi-annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information reasonably requested by the Trust. The annual financial statements of the sub-agent, if any, shall be certified by the certified public accountants for such sub-agent.

           7.06 The Bank will cause its sub-agent, if any, to represent and agree that it will use its best efforts to keep current on the trends of the investment company industry relating to shareholder services and to agree that it will use its best efforts to continue to modernize and improve its system without additional costs to the Trust.

           7.07 The Trust and its authorized representatives will be permitted to make periodic inspections of the mutual funds operations of the Bank and the operations of the Bank's sub-agent, if any, at reasonable times during business hours.

Section 8. TERMINATION OF AGREEMENT.

           8.01 This Agreement may be terminated by either party by one (1) year's written notice to the other.

           8.02 The Trust, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events:

                 (a) Any interruption or cessation of operations by the Bank or its sub-agent, if any, which materially interferes with the business operation of the Trust;

                 (b) Insolvency or bankruptcy of the Bank or the Bank's sub-agent, if any;

                 (c) Any merger, consolidation or sale of substantially all the assets of the Bank or the Bank's sub-agent, if any;

                 (d) The acquisition of the Bank's sub-agent, if any, or a controlling interest therein by any broker, dealer, investment adviser or investment company; or

                 (e) Failure by the Bank or its sub-agent, if any, to perform its duties in accordance with this Agreement which failure materially adversely effects the business operations of the Trust and which failure continues for sixty (60) days after written notice from the Trust.

           8.03 If at any time this Agreement shall be terminated by the Trust pursuant to clause (a), (b) or (e) of paragraph 8.02, the Trust shall have and is hereby granted the right, at its option, to use or cause its agents, employees or independent contractors to use, for as long as the Trust deems necessary for its own operations, and no other, and without payment of any compensation or reimbursement to the Bank or its sub-agent, if any, the system then being used to process and maintain the Trust's shareholder records, including all


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                  of the programs, manuals and other materials and information necessary to operate the system.

Section 9.  AGENCY REGULATIONS.

            9.01 Except as otherwise provided in this Agreement, the appointment of the Bank as Transfer Agent and Dividend Disbursing Agent shall require that its sub-agent, if any, shall be subject to the terms of the Mutual Fund Transfer Agency Regulations of DST (other than paragraphs 7, 12, 13 and
                  14), a copy of which is attached hereto as Exhibit C. With respect to paragraphs 29 and 33 of said Regulations, it is understood and agreed that funds for the payment of dividends and distributions may be deposited by the Trust directly in a bank account in the name of the Trust.

Section 10. CONDITIONS PRECEDENT TO THE TRUST'S OBLIGATIONS.

            10.01 Anything herein contained to the contrary notwithstanding, this Agreement shall not take affect or be binding on the Trust unless and until the following condition shall have been met:

                  (a) This Agreement shall have been approved by the Board of Trustees of the Trust.

Section 11. ASSIGNMENT.

            11.01 It is understood that the Trust desires to utilize the services, facilities, system and programs of DST, which has been serving as Transfer and Dividend Disbursing Agent for the Lord Abbett Family of Funds under an Agreement dated as of March 30, 1970. To that end, it is understood and agreed that all or any portion of the services to be provided by the Bank under this Agreement may be performed by DST, as the sub-agent of the Bank, under a sub-contract and that in the event of performance of any such services which are subcontracted to
                  DST:

                  (a) DST and the Bank shall each be entitled to all of the benefits herein afforded to the Bank, including, but not limited to the indemnities provided herein.

                  (b) DST shall, by the terms and, provisions of the Sub-Contract Agreement between the Bank and DST, be required to assume the same duties and responsibilities and provide the same quality of service, accuracy, efficient functioning of its system and operations, and keeping of records as required of the Bank, as Transfer Agent for the Trust.

                  (c) The Trust shall deliver to DST and to the Bank certified copies of any and all resolutions of its Board of Trustees relating to the duties, procedures or responsibilities provided for herein.

                  (d) The Fund agrees that if it requests DST to perform any functions not provided for in this Agreement, and DST performs such functions, the Bank shall have no responsibility for, and shall be indemnified by the Fund against any loss, liability or claim resulting therefrom unless the performance of such function by DST shall have been consented to or approved by the Bank prior to such performance.

            11.02 With the exception of the sub-contract to DST referred to above, neither this Agreement nor any rights or obligations hereunder may be assigned by the Bank without the written consent of the Fund.

            11.03 This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. If for any reason the Bank terminates its sub-contract agreement with DST, the Fund shall have the right to terminate this agreement pursuant to Section 8.02 hereof.

Section 12. CONFIDENTIALITY.


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            12.01 The Bank agrees that in the event the Bank enters into a sub-contract with DST as contemplated by Section 11.01 hereof, it will cause DST to agree that, except as provided in the last sentence of paragraph 25 of Exhibit C hereto or as otherwise required by law, DST will keep confidential all records of and information in its possession relating to the Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the consent of the Fund.

            12.02 The Fund agrees that, subject to paragraph 8.03 and except as otherwise required by law, the Fund will, providing the Bank enters into a sub-contract with DST as contemplated by
                  Section 11.01 hereof, keep confidential all financial statements and other financial records (other than statements and records relating solely to the Fund's business dealings with the Bank and its sub-agent, if any) and all manuals, systems and other technical-information and data not publicly disclosed relating to DST's operations and programs furnished to it by DST pursuant to this Agreement and will not disclose the same to any person except at the request or with the consent of DST.

Section 13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

            13.01 All representations and warranties by either party herein contained shall survive the execution and delivery of this Agreement and its becoming effective under paragraph 10.01.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their corporate seals by and through their duly authorized officers, as of the day and year first above written.

                                          Lord Abbett Blend Trust - Lord Abbett
                                          Small-Cap Blend Fund


                                          By
                                               --------------------------------
                                                     Vice President

ATTEST:

       -----------------------------
               Secretary

                                          UNITED MISSOURI BANK OF KANSAS CITY,
                                                NATIONAL ASSOCIATION


                                          BY
                                               --------------------------------
                                                Executive Vice President

ATTEST:
       -----------------------------
           Assistant Secretary



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